Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

As of December 31, 2020, Phillips 66 Company, a corporation incorporated under the laws of the State of Delaware (the “Guarantor Subsidiary”), has guaranteed each of the senior unsecured debt securities issued by Phillips 66 listed below. Phillips 66 directly owns 100% of the Guarantor Subsidiary. The guarantees are (1) unsecured obligations of the Guarantor Subsidiary, (2) rank equally with all of its other unsecured and unsubordinated indebtedness, and (3) are full and unconditional and joint and several.

Senior Unsecured Debt Securities of Phillips 66 Guaranteed by the Guarantor Subsidiary

•Floating-rate Senior Notes due February 2021

•4.300% Senior Notes due April 2022

•3.700% Senior Notes due April 2023

•0.900% Senior Notes due February 2024

•Floating-rate Senior Notes due February 2024

•3.850% Senior Notes due April 2025

•1.300% Senior Notes due February 2026

•3.900% Senior Notes due March 2028

•2.150% Senior Notes due December 2030

•4.650% Senior Notes due November 2034

•5.875% Senior Notes due May 2042

•4.875% Senior Notes due November 2044